AGREEMENT

THIS AGREEMENT (the “Agreement”), dated this 22nd day of October, 2014, is by and among Cheviot Financial Corp. (the “Company”) and Cheviot Savings Bank (the “Bank,” and collectively with the Company, “Cheviot”), Seidman and Associates L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., LSBK06-08, L.L.C., Broad Park Investors, L.L.C., CBPS, L.L.C., 2514 Multi-Strategy Fund, L.P., Veteri Place Corporation, Sonia Seidman, an individual,  and Lawrence B. Seidman, an individual (collectively, the “Seidman Group,” and individually, a “Seidman Group Member”), and J. David Rosenberg, an individual (the “Nominee”).

RECITALS

WHEREAS, Cheviot, the Seidman Group and the Nominee have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Representations and Warranties of the Seidman Group Members and the Nominee.  The Seidman Group, each Seidman Group Member and the Nominee represent and warrant to Cheviot, each with respect to itself or themselves (or in the case of the Seidman Group, on a group basis) and not with respect to the representations and warranties of each other, as follows:

(a)           The Seidman Group has fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), to which the Seidman Group or the Nominee is the beneficial owner, and none of the Seidman Group, any Seidman Group Member, the Nominee nor any of their affiliates has (i) a right to acquire any interest in any capital stock of the Company, or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit A;

(b)           The Seidman Group, the Seidman Group Members and the Nominee have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by the Seidman Group and Seidman Group Members has been duly authorized by the Seidman Group and the Seidman Group Members.  This Agreement constitutes a valid and binding obligation of the Seidman Group, the Seidman Group Members and the Nominee and the performance of its terms will not constitute a violation of any limited partnership agreement, articles of incorporation, bylaws, operating agreement or any agreement or instrument to which the Seidman Group, any Seidman Group Member or the Nominee is a party; and

(c)           There are no arrangements, agreements or understandings concerning the subject matter of this Agreement between the Seidman Group or any Seidman Group Member and Cheviot or between the Seidman Group or any Seidman Group Member and the Nominee other than as set forth in this Agreement.

2.           Representations and Warranties of the Company and the Bank.

(a)           The Company and the Bank hereby represent and warrant to the Seidman Group and the Nominee that the Company and the Bank have full power and authority to enter into and perform their respective obligations under this Agreement and that the execution and delivery of this Agreement by the Company and the Bank has been duly authorized by the Board of Directors of the Company and the Bank.  This Agreement constitutes a valid and binding obligation of the Company and the Bank and the performance of its terms will not constitute a violation of their respective articles of incorporation or bylaws or any agreement or instrument to which the Company or the Bank is a party; and

(b)           The Company and the Bank hereby represent and warrant to the Seidman Group and the Nominee that there are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between the Seidman Group or any Seidman Group Member and Cheviot or between the Nominee and Cheviot other than as set forth in this Agreement.

3.           Covenants.

(a)           During the term of this Agreement, Cheviot covenants and agrees as follows:

(i)           In connection with entry into this Agreement, the Company will take all necessary and appropriate corporate action to appoint the Nominee to the class of directors thereof whose term expires at the Annual Meeting of Shareholders expected to be held in April 2016.  Upon his appointment as a director of the Company, the Company and the Bank shall take all necessary and appropriate action to appoint the Nominee to the Board of Directors of the Bank;

(ii)           Upon his appointment and qualification to the Company’s and the Bank’s Boards of Directors, the Nominee shall be treated on a consistent basis with other members of the Company’s and the Bank’s Board of Directors with respect to compensation and benefits; and

(iii)           Should the Nominee’s position as a director of the Company or the Bank be terminated during the term of this Agreement due to his resignation, death, permanent disability or otherwise, the Company shall appoint a replacement director, selected by Mr. Seidman (“Replacement Director”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and the Replacement Director shall, subject to his or her agreement to honor the provisions of Sections 3(c) and 3(e) hereof, be appointed promptly (within thirty (30) days) to the Boards of the Company and the Bank.

(b)           During the term of this Agreement, the Seidman Group and each Seidman Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any affiliate, other group or other person:

(i)           acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares of Company Common Stock, or any securities convertible into Company Common Stock (except by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally); provided, however, notwithstanding anything to the contrary set forth herein, the Seidman Group may acquire additional shares of the outstanding Common Stock provided that the Seidman Group’s Beneficial Ownership will not exceed 9.9% of the outstanding shares of Common Stock;

(ii)           without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Seidman Group’s shares of Company Common Stock to any person the Seidman Group believes, after reasonable inquiry, would be beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock;

(iii)           (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations or policies of the Company or the Bank, (C) present to the Company, its shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of the Company;

(iv)           publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v)           initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal;

(vi)           solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

(vii)           initiate, propose, submit, encourage or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors (other than with respect to the provisions of Sections 3(a)(i) and (iii), providing for the possible election of the Nominee or Replacement Director) or seek removal of any member of the Company’s or the Bank’s Boards of Directors;

(viii)           form, join in or in any other way (including by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;

(ix)           (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors;

(x)           vote for any nominee or nominees for election to the Board of Directors of the Company other than those nominated or supported by the Company’s Board of Directors;

(xi)           except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law;

(xii)           request, or induce or encourage any other person to request, that the Company amend or waive any of the provisions of this Agreement; and

(xiii)           advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

(c)           During the term of this Agreement, each Seidman Group Member and the Nominee agree not to disparage the Company, the Bank or any of their directors (including nominees supported by the Company’s Board of Directors), officers or employees in any public or quasi-public forum, and the Company and the Bank agree not to disparage the Seidman Group and/or the Nominee in any public or quasi-public forum.

(d)           During the term of this Agreement, at any Annual Meeting of Shareholders of the Company, the Seidman Group and each Seidman Group Member covenant and agree, and shall require each of their affiliates, to vote all the shares of Company Common Stock beneficially owned by them in favor of the nominees for election or re-election as directors of the Company selected by the Board of Directors of the Company and otherwise support such director candidates.

(e)           (i)           The Nominee agrees that during the term of this Agreement he will not take any action, directly or indirectly, which, if the Nominee were deemed to be a Seidman Group Member, would be in violation of or inconsistent with any of the covenants and agreements made by the Seidman Group in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiii) of Section 3(b) hereof, provided, however, that nothing herein shall prevent or limit the Nominee upon his election and qualification as a director of the Company and the Bank, from expressing his views or positions on matters related to the Company’s or the Bank’s business, operations or policies to other members of the Company’s or the Bank’s Board of Directors at duly convened meetings of the Company’s or the Bank’s Board of Directors in such manner as may be necessary and appropriate in order to fulfill his duties as a director; and

(ii)           In the event that the Nominee breaches clause (i) of this Section 3(e), he shall promptly resign his positions as a director of the Company and the Bank or withdraw his name from nomination; in the event that the Nominee fails to resign or withdraw his name after a breach in accordance with the provisions of this clause (ii), the Nominee agrees that the remaining directors of the Company and the Bank, by majority vote thereof, may remove the Nominee from his directorship positions with the Company and the Bank or remove his name from nomination, as the case may be.

4.           Notice of Breach and Remedies.

The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The Seidman Group, each Seidman Group Member and the Nominee expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Cheviot unless and until Cheviot is given written notice of such breach and allowed thirty (30) business days either to cure such breach or seek relief in court.  If Cheviot seeks relief in court, the Seidman Group, each Seidman Group Member and the Nominee irrevocably stipulate that any failure to perform by the Seidman Group, any Seidman Group Member and/or the Nominee or any assertion by the Seidman Group, any Seidman Group Member and/or the Nominee that they are excused from performing their obligations under this Agreement because it would cause Cheviot irreparable harm, then Cheviot shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Seidman Group, each Seidman Group Member and the Nominee shall not deny or contest that such circumstances would cause Cheviot irreparable harm.  If, after such thirty (30) business day period, Cheviot has not either reasonably cured such material breach or obtained relief in court, the Seidman Group, each Seidman Group Member or the Nominee may terminate this Agreement by delivery of written notice to Cheviot.

Cheviot expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Seidman Group, any Seidman Group Member or the Nominee unless and until the Seidman Group, each Seidman Group Member and the Nominee is given written notice of such breach and allowed thirty (30) business days either to cure such breach or seek relief in court.  If the Seidman Group, any Seidman Group Member or the Nominee seeks relief in court, Cheviot irrevocably stipulates that any failure to perform by Cheviot or any assertion by Cheviot that it is excused from performing its obligations under this Agreement because it would cause the Seidman Group, each Seidman Group Member and the Nominee irreparable harm, then the Seidman Group, any Seidman Group Member or the Nominee shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that Cheviot shall not deny or contest that such circumstances would cause the Seidman Group, each Seidman Group Member and the Nominee irreparable harm.  If, after such thirty (30) business day period, the Seidman Group, the Seidman Group Member or the Nominee has not either reasonably cured such material breach or obtained relief in court, Cheviot may terminate this Agreement by delivery of written notice to the Seidman Group, each Seidman Group Member and the Nominee.

5.           Term.  This Agreement shall be effective upon the execution of the Agreement, and will remain in effect for a period expiring as of the close of business on the date of the Company’s 2016 Annual Meeting of Shareholders; provided, however, in the event that the Nominee resigns prior to December 21, 2015 and the Seidman Group elects to not propose a Replacement Director pursuant to Section 3(a)(iii) hereof, the term of this Agreement shall expire on December 21, 2015 and the terms and conditions hereof shall be null and void thereafter.

6.           Publicity.  Attached as Exhibit B is the mutually agreed upon disclosure the Seidman Group shall include in an amendment to its Schedule 13D filed with regard to its ownership of Company Common Stock, reporting the entry into this Agreement.  Attached as Exhibit C is the mutually agreed upon disclosure the Company shall include in its Form 8-K, reporting the entry into this Agreement. In addition, during the term of this Agreement, Cheviot and the Seidman Group shall each provide to the other party for such party’s prior review and approval any additional disclosure proposed to be made by Cheviot or the Seidman Group concerning this Agreement unless such additional disclosure is substantially identical to or consistent with the disclosures mutually agreed to in Exhibits B and C.  During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party other than press releases or other publicity substantially identical to or consistent with the disclosures mutually agreed to in Exhibits B and C.

7.           Notices.  All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Seidman Group:	Lawrence B. Seidman 100 Misty Lane 1st Floor Parsippany, New Jersey 07054 Facsimile: 973-781-0876

With a copy to:	Peter Bray, Esq. 100 Misty Lane 1st Floor Parsippany, New Jersey 07054 Facsimile: 973-739-9696

Nominee:	J. David Rosenberg 3436 Vista Avenue Cincinnati, Ohio 45208 E-mail: jdrosenberg@kmklaw.com

Cheviot:	Thomas J. Linneman President and Chief Executive Officer Cheviot Financial Corp. Cheviot Savings Bank 3723 Glenmore Avenue Cincinnati, Ohio 45211 Facsimile: 513-389-0478

With a copy to:	Edward A. Quint, Esq. Alan Schick, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Ave., NW Suite 780 Washington, DC 20015 Facsimile: 202-362-2902

8.           Governing Law and Choice of Forum.  Unless applicable federal law or regulation is deemed controlling, Ohio law shall govern the construction and enforceability of this Agreement.  Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the United States District Court for the Southern District of Ohio or, if there is no basis for federal jurisdiction, in any appropriate Ohio State Court in Hamilton County, Ohio.  The Seidman Group, the Seidman Group Members and the Nominee agree that the United States District Court for the Southern District of Ohio and any appropriate Ohio State Court in Hamilton County, Ohio may exercise personal jurisdiction over them in any such actions.

9.           Severability.  If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties.  Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareholder of the Company, other than the parties to the Agreement.  Nothing contained herein shall prohibit any Seidman Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of Seidman or any other Seidman Group Member but only if the transferee agrees in writing for the benefit of Cheviot (with a copy thereof to be furnished to Cheviot prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “Seidman Group” and “Seidman Group Member”).

11.           Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.           Amendments.  This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

13.           Definitions.  As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)           The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b)           The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c)           The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)           The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations promulgated under the Exchange Act.

(e)           The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company or the Bank, (ii) the persons who were directors of the Company or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.

(f)           The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)           The term “group” has the meaning as defined in Section 13(d)(3) of the Exchange Act.

(h)           The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

(i)           The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Seidman Group or a Seidman Group Member.

(j)           The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

14.           Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.           Duty to Execute.  Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.           Termination.  This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to Section 4 or Section 5 hereof or by mutual written agreement of the parties.

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

SEIDMAN AND ASSOCIATES L.L.C. By: /s/ Lawrence B. Seidman Lawrence B. Seidman Manager	CHEVIOT FINANCIAL CORP. By: /s/ Thomas J. Linneman Thomas J. Linneman President and Chief Executive Officer

SEIDMAN INVESTMENT PARTNERSHIP, L.P. By: Veteri Place Corporation General Partner By: /s/ Lawrence B. Seidman Lawrence B. Seidman President	CHEVIOT SAVINGS BANK By: /s/ Thomas J. Linneman Thomas J. Linneman President and Chief Executive Officer

SEIDMAN INVESTMENT PARTNERSHIP II, L.P. By: Veteri Place Corporation General Partner By: /s/ Lawrence B. Seidman Lawrence B. Seidman President
LSBK06-08, L.L.C. By: Veteri Place Corporation Trading Advisor By: /s/ Lawrence B. Seidman Lawrence B. Seidman President
BROAD PARK INVESTORS, L.L.C. By: /s/ Lawrence B. Seidman Lawrence B. Seidman Investment Manager
CBPS, L.L.C. By: Veteri Place Corporation Trading Advisor By: /s/ Lawrence B. Seidman Lawrence B. Seidman President

2514 MULTI-STRATEGY FUND, L.P. By: /s/ Lawrence B. Seidman Lawrence B. Seidman Investment Manager
VETERI PLACE CORPORATION By: /s/ Lawrence B. Seidman Lawrence B. Seidman President
SONIA SEIDMAN /s/ Sonia Seidman Sonia Seidman
LAWRENCE B. SEIDMAN /s/ Lawrence B. Seidman Lawrence B. Seidman
J. DAVID ROSENBERG /s/ J. David Rosenberg J. David Rosenberg

LIST OF EXHIBITS

Exhibit A	Shares of Common Stock Beneficially Owned by the Seidman Group and the Nomninee

Exhibit B	Form of Amendment to Schedule 13D

Exhibit C	Form of Current Report on Form 8-K

EXHIBIT A

Seidman and Associates LLC	132,983
Seidman Investment Partnership LP	88,100
Seidman Investment Partnership II LP	95,500
LSBK06-08 LLC	52,100
Broad Park Investors LLC	50,000
2514 Multi-Strategy Fund LP	52,500
CBPS LLC	63,200
Sonia Seidman	1,000
Total	535,383

J. David Rosenberg	48,977